Exhibit 99.1

           SPARK NETWORKS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

     -    Record EBITDAS(1) Profit of $3.4 Million in Q1 '06

     -    Cash Flow from Operations Totals $4.3 Million

     -    Cash and Marketable Securities of $15.8 Million

     -    Company Launches Relationships.com(TM) for Christian Singles

     BEVERLY HILLS, Calif., April 27 /PRNewswire-FirstCall/ -- Spark Networks plc (Amex: LOV), a leading provider of online personals services, today reported first quarter 2006 financial results.

     Highlights

     "During our traditionally strong first quarter, we reached a significant milestone, reporting EBITDAS profit of $3.4 million, our highest EBITDAS performance to date," stated David Siminoff, President and Chief Executive Officer of Spark Networks. "In addition, we closed the quarter with a strong balance sheet, having paid down an additional $5 million of debt from our MingleMatch acquisition last year, leaving our cash and marketable securities position at $15.8 million."

     JDate(R) continued to deliver steady growth with revenue and average paying subscribers increasing 8% and 13%, respectively, over the same period last year.

     Also during the first quarter, the Company redesigned and rebranded its Christian community as Relationships.com (www.relationships.com). Already the most-visited online community for Christian singles2, the new Relationships.com brand better represents today's Christian singles and provides a unique online community created for Christian singles looking to make new friends or find life-long partners who share similar values, traditions and beliefs.

     Financial Results

     Reported revenue for the first quarter of 2006 was $16.8 million, an increase of 2% compared to $16.5 million over the same period in 2005. The increase is largely a result of the Company's acquisition of MingleMatch in the second quarter of 2005. The first quarter is typically a strong quarter for the Company, and the first quarter of 2005 was particularly strong given the carry-over effect of significant marketing expenditures for AmericanSingles(R) in the last half of 2004. Since the last half of 2004, the Company has reduced spending for AmericanSingles in order to lower overall customer acquisition costs for AmericanSingles, thus improving its contribution margin. "I am especially proud that we were able to show increases in both revenue and EBITDAS against the difficult benchmark of first quarter 2005," said Siminoff.

     Total operating expenses for the first quarter of 2006 were $10.2 million, an increase of 10% compared to $9.3 million in the same period in 2005. The increase in operating expenses was primarily attributable to share-based compensation expense of approximately $1.4 million as a result of the Company's adoption of the Statement of Financial Accounting Standards No. 123 (R) ("SFAS 123 (R)") in the third quarter of 2005. Periods prior to the third quarter of 2005 do not contain any expense for share options in accordance with SFAS 123(R). Even including operating expenses related to its MingleMatch subsidiary, which the Company acquired in the second quarter of 2005, total operating expenses for the first quarter of 2006 would actually have been lower than those in the first quarter of 2005 absent the SFAS 123 (R) share-based compensation expense.

     The Company reported net income of $710,000, or $0.02 per share, for the first quarter of 2006, compared to net income of $2.0 million, or $0.08 per share, for the same period in 2005. Due to the Company's implementation of SFAS 123 (R), the net income for the quarter ended March 31, 2006 includes compensation expense related to share options of $1.4 million. Excluding share-based compensation, the Company would have reported a profit of $2.1 million, or $0.07 per share3, for the quarter.

     EBITDAS (EBITDA adjusted to remove share-based compensation expense) for the first quarter of 2006 was $3.4 million, and increase of 10% compared to EBITDAS of $3.1 million during the same period in 2005. See the attached Consolidated Statement of Operations for a reconciliation of EBITDA and EBITDAS to net income.

     Balance Sheet, Cash, Debt

     As of March 31, 2006, the Company had a cash and marketable securities position of $15.8 million, compared to $17.3 million at December 31, 2005. As of March 31, 2006, the Company had remaining payments in respect of the purchase of MingleMatch of $4.0 million, which are due in May 2006, and has accumulated over $50.0 million of NOLs. Cash flow from operations during the first quarter was $4.3 million driven by an increase in multi-month subscription sales, where cash is received up front and service is provided over the life of the subscription.

     Segment Reporting(4)

     The Company reported first quarter 2006 revenue for its JDate segment of $7.0 million, an increase of 8% compared to $6.5 million in the same period in 2005.

     The Company reported first quarter 2006 revenue for its AmericanSingles segment of $6.3 million, a decrease of 22% compared to $8.1 million in the same period in 2005. The decrease in revenues for AmericanSingles is largely attributable to a 34% decrease in the AmericanSingles marketing spend in the last half of 2005 compared to the last half of 2004. "Online marketing spend tends to have a lagging impact so that spending in prior periods affects revenues in subsequent periods. That lag effect is consistent with impact of the higher marketing expenses we incurred in late 2004 compared to last year and the resulting impact upon AmericanSingles revenue in the first quarters of 2005 and 2006," stated Siminoff.

     The Company reported first quarter 2006 revenue for its Other Businesses segment of $3.5 million, an increase of 75% compared to $2.0 million in the same period in 2005. The increase in revenue was primarily driven by the acquisition of MingleMatch in the second quarter of 2005, and strong growth from the websites associated with the acquisition.

     Business Metrics

     Average paying subscribers for the Company's JDate segment were 79,500 during the first quarter of 2006, an increase of 13% compared to 70,400 from the same period in 2005. "We believe the increase in average paying subscribers is a result of focused marketing efforts that we've designed to both increase awareness and enhance the reputation of the JDate brand," stated Siminoff.

     Average paying subscribers for the Company's AmericanSingles segment were 98,800 during the first quarter of 2006, a decrease of 19% compared to 121,600 from the same period in 2005.

     Average paying subscribers for the Company's Other Businesses segment were 66,000 during the first quarter of 2006, an increase of 116% compared to 30,600 from the same period in 2005.

     Average paying subscribers for the Company, as a whole, in the first quarter of 2006 were approximately 244,300, an increase of 10% compared to 222,600 from the same period in 2005.

     Direct subscriber acquisition cost(5) (SAC) for the Company's JDate segment in the first quarter of 2006 was $13.20, an increase of 47% compared to $9.01 from the same period in 2005. When comparing JDate SAC in the first quarter to that in the same period in 2005, it is important to consider that SAC metrics for JDate now reflect a wider mix of offline initiatives focused on continuing to build the JDate brand.

     SAC for the Company's AmericanSingles segment in the first quarter of 2006 was $35.19, an increase of 37% compared to $25.61 in the same period in 2005. The increase in SAC for AmericanSingles is the result of the previously discussed significant cuts in marketing spending in the first quarter of 2005 compared to the last half of 2004. The carry-over effect in the first quarter of 2005 of increased subscriptions from previous marketing, combined with reduced marketing expense, made for an atypically low SAC in the first quarter of 2005. Since the first quarter of 2005, the Company has slightly increased marketing spending for AmericanSingles.

     SAC for the Company's Other Businesses segment in the first quarter of 2006 was $24.68, a decrease of 47% compared to $46.97 from the same period in 2005. The significant decrease in SAC for the Other Businesses segment is due to the addition of the 20+ affinity-focused websites that were acquired with MingleMatch and the lower customer acquisition cost the Company encounters with regard to JDate and its other affinity-focused websites.

     SAC for the Company as a whole in the first quarter of 2006 was $26.11, an increase of 10% compared to $23.84 from the same period last year.

     Investor conference call:

     The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time and 10:30 p.m. Frankfurt time.

     Call Title:                      Spark Networks Q1 '06 Financial Results
     Toll-Free (United States):       +1-888-802-7346
     International:                   +1-973-582-2785
     Confirmation #:                  7293857

     One-Week Replay
     Toll-Free (United States):       +1-877-519-4471
     International:                   +1-973-341-3080

     The company will also be hosting a webcast of its call which can be accessed here:
http://www.visualwebcaster.com/event.asp?id=33440

     Safe Harbor Statement:

     This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to: our ability to attract members; convert members into paying subscribers and retain our paying subscribers; keep pace with rapid technological changes; maintain the strength of our existing brands; and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure. For a discussion of those and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     About Spark Networks plc:

     Spark Networks' American Depository Shares trade on the American Stock Exchange under the symbol "LOV," and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol "MHJG." The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.jdate.com), AmericanSingles.com (www.americansingles.com), BlackSinglesConnection(TM).com
(www.blacksinglesconnection.com), LDSMingle(TM) (www.ldsmingle.com) and Relationships.com (www.relationships.com).

     (1) "EBITDAS" is defined as earnings before interest, taxes, depreciation, amortization and share-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow. As such, management believes that the investment community finds it to be a useful tool to perform meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

     (2) An analysis of comScore Media Metrix data for the three months ended March 31, 2006, revealed that Relationships.com (formerly ChristianMingle.com) attracted more unique visitors than any other Christian online personals service in the United States, making it the most-visited Christian online personals service in the U.S.

     "Christian online personals services" sub-category defined by Spark Networks (Relationships.com) as: BigChurch.com, ChristianMingle.com, LoveAndSeek.com, Relationships.com, WhereChristiansMeet.com.

     (3) Share-based compensation is a non-cash charge recorded in the Company's income statements. The Company believes that the non-GAAP financial measures that exclude share-based compensation from net income (loss) provide useful information to management and investors regarding how the expenses associated with the application of SFAS 123 (R) are reflected on the statements of operations and facilitate comparisons to the Company's historical operating results. The Company's management uses this information internally for reviewing the financial results, forecasting and budgeting.

     (4) In accordance with Financial Accounting Standard No. 131, the Company's financial reporting includes detailed data on three separate operating segments. The JDate segment consists of the Company's JDate.com website and its co-branded websites. The AmericanSingles segment consists of the Company's AmericanSingles.com website and its co-branded and private label websites. The Other Businesses segment consists of all of the Company's other websites and businesses and gives effect to the MingleMatch acquisition on May 19, 2005.

     (5) Direct subscriber acquisition cost is defined as total direct marketing costs divided by the number of new paying subscribers during the period. This represents the average cost of acquiring a new paying subscriber during the period.

                               SPARK NETWORKS PLC
                        (formerly known as MatchNet plc)

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                     March 31,    December 31,
                                                                       2006           2005
                                                                   ------------   ------------
                                                                    (unaudited)
Assets
Current assets:
  Cash and cash equivalents                                        $     15,640   $     17,096
  Marketable securities                                                     193            196
  Restricted cash                                                         1,998          1,085
  Accounts receivable, net of allowance of $13 for
   March 31, 2006 and December 31, 2005                                     475            932
  Prepaid expenses and other                                              1,294          1,493
                                                                   ------------   ------------
    Total current assets                                                 19,600         20,802
Property and equipment, net                                               4,064          4,453
Goodwill, net                                                            17,277         17,344
Intangible assets, net                                                    4,683          4,627
Investment in noncontrolled affiliate                                     1,092          1,099
Deposits and other assets                                                   460            295
                                                                   ------------   ------------
    Total assets                                                   $     47,176   $     48,620
                                                                   ============   ============

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                                 $      2,383   $      2,267
  Accrued liabilities                                                     4,268          3,632
  Deferred revenue                                                        5,676          4,991
  Notes payable - current portion                                         4,697          9,930
  Current portion of obligations under capital leases                        39             --
                                                                   ------------   ------------
    Total current liabilities                                            17,063         20,820
Deferred tax liabilities                                                  1,746          1,717
Notes payable - long term                                                   900            900
Obligations under capital leases                                             92             --
                                                                   ------------   ------------
    Total liabilities                                                    19,801         23,437
Shares subject to rescission                                              6,089          6,089
Commitments and contingencies                                                --             --
Shareholders' equity:
  Authorized capital 800,000 pounds divided into 80,000,000
   ordinary shares of 1p each; issued and outstanding 30,296,396 shares as of March 31, 2006 and 30,241,496 shares as of
December 31, 2005, at a stated value of:                                    488            487
    Additional paid-in-capital                                           65,547         64,064
    Accumulated other comprehensive (loss)                                 (386)          (302)
    Notes receivable from employees                                          --            (82)
    Accumulated deficit                                                 (44,363)       (45,073)
                                                                   ------------   ------------
    Total shareholders' equity                                           21,286         19,094
                                                                   ------------   ------------
      Total liabilities and shareholders' equity                   $     47,176   $     48,620
                                                                   ============   ============

                               SPARK NETWORKS PLC
                        (formerly known as MatchNet plc)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                      2006           2005
                                                  ------------   -------------
Net revenues                                      $     16,805   $      16,526
Direct marketing expenses                                5,657           5,228
                                                  ------------   -------------
    Contribution margin                                 11,148          11,298

Operating expenses:
  Indirect marketing (including share-based
   compensation of  $13 and $0)                            366             265
  Customer service (including share-based
   compensation of $23 and $0)                             908             577
  Technical operations (including share-based
   compensation of $174 and $0)                          2,230           1,402
  Product development(including share-based
   compensation of $118 and $0)                            845             830
  General and administrative (including
   share-based compensation of $1,043 and $87)           5,632           6,079
  Amortization of intangible assets other than
   goodwill                                                239             110
                                                  ------------   -------------
Total operating expenses                                10,220           9,263
                                                  ------------   -------------

Operating income                                           928           2,035

Interest (income), loss and other expenses, net             39             (24)
                                                  ------------   -------------

Income before income taxes                                 889           2,059

Provision (benefit) for income taxes                       179              72
                                                  ------------   -------------

Net income                                        $        710   $       1,987
                                                  ============   =============
Net income per share - basic                      $       0.02   $        0.08
                                                  ------------   -------------
Net income per share - diluted                    $       0.02   $        0.07
                                                  ------------   -------------
Weighted average shares outstanding - basic             30,266          25,117
Weighted average shares outstanding - diluted           31,258          29,236

                                                  Three Months Ended March 31,
                                                  ----------------------------
                                                      2006           2005
                                                  ------------   -------------
EBITDA
  Net income                                      $        710   $       1,987
  Interest                                                  70             (24)
  Taxes                                                    179              72
  Depreciation                                             817             848
  Amortization                                             239             110
                                                  ----------------------------
EBITDA                                                   2,015           2,993
                                                  ------------   -------------
Share-based compensation                                 1,371              87
                                                  ------------   -------------
EBITDAS                                           $      3,386   $       3,080
                                                  ------------   -------------

                               SPARK NETWORKS PLC
                        (formerly known as MatchNet plc)

                         SEGMENT RESULTS FROM OPERATIONS
                                 (in thousands)

                                                      Three Months Ended
                                                           March 31,
                                                  ----------------------------
                                                      2006           2005
                                                  ------------   -------------
Net Revenues
JDate                                             $      6,996   $      6,468
AmericanSingles                                          6,343          8,097
Other Businesses                                         3,467          1,961
                                                  ------------   -------------
Total net revenues                                $     16,806   $     16,526
                                                  ============   =============

Direct Marketing Expenses
JDate                                             $        796   $        503
AmericanSingles                                          3,360          3,258
Other Businesses                                         1,502          1,467
                                                  ------------   -------------
Total direct marketing expenses                   $      5,658   $      5,228
                                                  ============   =============

Contribution Margin
JDate                                             $      6,200   $      5,965
AmericanSingles                                          2,983          4,839
Other Businesses                                         1,965            494
                                                  ------------   -------------
Total contribution margin                         $     11,148   $     11,298
                                                  ============   =============

                               SPARK NETWORKS PLC
                        (formerly known as MatchNet plc)

                        SEGMENT METRICS (For the Period)

                                                       Three Months Ended
                                                            March 31,
                                                  ---------------------------
                                                      2006           2005
                                                  ------------   ------------
Average Paying
Subscribers (Thousands)
JDate                                                     79.5           70.4
AmericanSingles                                           98.8          121.6
Other Businesses                                          66.0           30.6
                                                  ------------   -------------
Total                                                    244.3          222.6
                                                  ============   =============

Average Monthly Net
Revenue Per Paying
Subscriber
JDate                                             $      29.33   $      30.61
AmericanSingles                                          21.40          22.19
Other Businesses                                         17.52          18.33
Total                                                    22.93          24.32

Direct Subscriber
Acquisition Cost
JDate                                             $      13.20   $       9.01
AmericanSingles                                          35.19          25.61
Other Businesses                                         24.68          46.97
Total                                                    26.11          23.84

Monthly Subscriber Churn
JDate                                                     24.5%          26.0%
AmericanSingles                                           30.1%          35.8%
Other Businesses                                          27.1%          28.6%
Total                                                     27.5%          31.7%

We define our key business metrics as follows:

* Average paying subscribers: Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

* Average monthly net revenue per paying subscriber: Average monthly net revenue per paying subscriber represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.

* Direct subscriber acquisition cost: Direct subscriber acquisition cost is defined as total direct marketing costs divided by the number of new paying subscribers during the period. This represents the average cost of acquiring a new paying subscriber during the period.

* Monthly subscriber churn: Monthly subscriber churn represents the ratio, expressed as a percentage, of (i) the number of paying subscriber cancellations during the period divided by the number of average paying subscribers during the period and (ii) the number of months in the period.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
David Siminoff
http://profnet.prnewswire.com/ud_public.jsp?userid=517761

SOURCE  Spark Networks plc
    -0-                                           04/27/2006
   /CONTACT:  Investors, Mark Thompson, mthompson@spark.net, or Media, Gail
    Laguna, glaguna@spark.net, both of Spark Networks plc, +1-323-836-3000/
      /Web site:  http://www.spark-networks.com
                  http://www.visualwebcaster.com/event.asp?id=33440 /